Exhibit 10.1

First AMENDMENT TO THE ARTISAN PARTNERS ASSET MANAGEMENT INC. 2023 Omnibus Incentive Compensation Plan

This First Amendment to the Artisan Partner Asset Management Inc. 2023 Omnibus Incentive Compensation Plan (the “Plan”) is adopted and approved by the Board of Directors of Artisan Partners Asset Management Inc. (the “Board”) under the authority granted to the Board pursuant to Section 3.1 of the Plan, effective as of July 24, 2025. Each capitalized term not defined herein is defined as it is in the Plan.

NOW, THEREFORE, the Plan is hereby amended as follows:

1. Section 3.5 is deleted in its entirety and replaced with the following:

3.5 Nonassignability; No Hedging

3.5.1 Unless otherwise provided in an Award Agreement, no Award (or any rights and obligations thereunder) granted to any person under the Plan may be sold, exchanged, transferred, assigned, pledged, hypothecated or otherwise disposed of or hedged, in any manner (including through the use of any cash-settled instrument), whether voluntarily or involuntarily and whether by operation of law or otherwise, other than by will or by the laws of descent and distribution, and all such Awards (and any rights thereunder) will be exercisable during the life of the Grantee only by the Grantee or the Grantee’s legal representative. Notwithstanding the foregoing, the Committee may permit, under such terms and conditions that it deems appropriate in its sole discretion, a Grantee to transfer any Award to any person or entity that the Committee so determines. Any sale, exchange, transfer, assignment, pledge, hypothecation, or other disposition in violation of the provisions of this Section 3.5 will be null and void and any Award which is hedged in any manner will immediately be forfeited. All of the terms and conditions of the Plan and the Award Agreements will be binding upon any permitted successors and assigns.
3.5.2 Notwithstanding Section 3.5.1 hereof or any other provision of the Plan or any Award Agreement to the contrary, for so long as the Committee determines to permit the designation of beneficiaries, each Grantee may, pursuant to the procedures as the Committee may specify from time to time, designate one or more beneficiaries to receive such Grantee’s outstanding Awards and any payments or distributions thereunder upon the Grantee’s death. Any beneficiary or other person claiming any rights under the Plan is subject to all terms and conditions of the Plan and any Award Agreement applicable to the Grantee, except to the extent the Plan and Award Agreement otherwise provide, and to any additional restrictions deemed necessary or appropriate by the Committee. If no beneficiary has been designated or survives the Grantee, any outstandings Awards and any payments or distributions due to the Grantee thereunder shall be made to the Grantee’s estate. Subject to the foregoing, a beneficiary designation may be changed or revoked by a Grantee, in the manner provided by the Company, at any time provided the change or revocation is filed with the Committee.

2. No Other Changes. Except as expressly modified hereby, the terms and conditions of the Plan shall continue in full force and effect.

IN WITNESS WHEREOF, the Company has executed this First Amendment to the Artisan Partners Asset Management, Inc. 2023 Omnibus Incentive Compensation Plan as approved by the Board on the day and year first written above.
Artisan Partners Asset Management Inc.

By: /s/ Laura E. Simpson
Laura E. Simpson
Executive Vice President, Chief Legal Officer
and Secretary